Exhibit 99.1

Blucora Appoints Lance Dunn to Board of Directors

BELLEVUE, Wash., August 06, 2012 -- Blucora, Inc. (NASDAQ:BCOR), a provider of industry-leading online search and digital tax preparation solutions for consumers and business partners, today announced that it has appointed tax industry veteran Lance Dunn to serve on its Board of Directors.

"We are pleased to welcome Lance to the Blucora Board of Directors," said John Cunningham, Chairman of the Board of Blucora. "Lance is a seasoned technology professional with an accomplished history in consumer tax preparation and software development. Lance was instrumental in building the TaxACT software business. His knowledge and expertise align well with Blucora and he will help support the continued growth of TaxACT."

"This is an exciting time to join the Blucora board as the Company is successfully executing on its strategy to diversify and grow its businesses," said Dunn. "TaxACT is well positioned in digital do-it-yourself tax preparation, and I look forward to leveraging my experience to help the Company expand its position even further."

Lance Dunn has more than 28 years of experience in the tax preparation industry, serving most recently as CEO of the TaxACT business prior to its acquisition by Blucora in January 2012. Mr. Dunn co-founded the TaxACT business in 1998. Prior to that time, he was Vice President of Software Development at Parsons Technology, Inc., where he played a significant role in the development and growth of Parsons' tax program, Personal Tax Edge. He previously served as an accountant for Ernst & Young and TLS, Inc. Mr. Dunn is an alumnus of Coe College and is a Certified Public Accountant. He also serves on the Board of Directors for the Entrepreneurial Development Center, a community sponsored non-profit business accelerator in Cedar Rapids, IA.

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About Blucora™

Blucora operates two leading Internet businesses. Our InfoSpace business provides online search and monetization solutions to a network of more than 100 partners globally. Through TaxACT, we provide online tax preparation solutions to consumers and professional preparers. The Blucora team brings decades of experience operating and investing in desktop, online, and mobile businesses. We are passionate about the power of the Internet to improve the lives of consumers, and our businesses operate at the forefront of digital migration trends in their respective markets. More information about Blucora may be found at www.blucora.com. Follow and subscribe to us on Twitter, LinkedIn and YouTube.

Source: Blucora, Inc.

Blucora Contact:

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com